[LOGO]
Pepper Hamilton LLP
        Attorneys at Law


3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA  19103-2799
215.981.4000
Fax 215.981.4750

                                                     January 28, 2009

Touchstone Funds Group Trust
303 Broadway
Suite 1100
Cincinnati, Ohio 45202

      Re: Opinion of Counsel regarding Post-Effective Amendment No. 41 to the Registration Statement filed on Form N-1A under the Securities Act of 1933

Ladies and Gentlemen:

      We have acted as counsel to Touchstone Funds Group Trust, a business trust formed under the laws of the State of Delaware (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 41 to the Trust's Registration Statement on Form N-1A (File Nos. 033-70958; 811-08104) (the "Amendment") to be filed pursuant to Rule 485(b) of the Securities Act of 1933 (the "1933 Act"), which relates to the Trust's units of beneficial interest, with a par value of $0.01 per share (collectively, the "Shares").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Amendment. For purposes of rendering that opinion, we have examined the Amendment, the Agreement and Declaration of Trust and By-Laws of the Trust, and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust as to certain matters, including the authorization of the issuance of the Shares. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

  Philadelphia   Boston   Washington, D.C.   Detroit   New York   Pittsburgh
--------------------------------------------------------------------------------
       Berwyn    Harrisburg    Orange County    Princeton    Wilmington

                                www.pepperlaw.com

[LOGO]
Pepper Hamilton LLP
        Attorneys at Law


Touchstone Funds Group Trust
Page 2
January 28, 2009

      Based upon and subject to the foregoing, we are of the opinion that when issued and paid for consistent with the terms as set forth in the Amendment, the Shares to be issued pursuant to the Amendment will be validly issued, fully paid and nonassessable.

      This opinion is rendered solely in connection with the filing of the Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                                    Very truly yours,

                                                    /s/ Pepper Hamilton LLP
                                                    Pepper Hamilton LLP